ReliaStar Life Insurance Company of New York
1000 Woodbury Road, Suite 102, Woodbury, New York 11797


Board of Directors
ReliaStar Life Insurance
 Company of New York
1000 Woodbury Road, Suite 102
Woodbury, New York  11797

Ms. Coleman and Gentlemen:

I hereby consent to the filing of this consent as an exhibit to the registration statement and to the use of my Opinion and Consent as
Exhibit 5 incorporated by reference in this Registration Statement. I also consent to the reference to my name under the heading
"Legal Matters" in the prospectus contained in said registration statement. In giving this consent, I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the Rules and Regulations of the Securities and Exchange Commission thereunder.


Sincerely,

/s/ Linda E. Senker
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Linda E. Senker
Counsel